FREE WRITING PROSPECTUS - Filed pursuant to Rule 433
Registration No. 333-131714
June 1, 2006

HSBC AUTOMOTIVE TRUST (USA) 2006-1, HAT 2006-1

$944.3mm

HSBC-SOLE LEAD/BOOKS CO MGRS:ABN,BOA,DB 100% POT DEAL

(M/SP/F) LEGAL
CL	SIZE	WAL*	PAY WIN	RATING	FINAL	SPREAD	YLD	CPN	PX
A1	$246.6MM	0.30	1-6 Mth	P-1/A-1+/F1+	06/07	IntL-2	5.27575%	5.27575%	100.0%
A2	$227.0MM	0.95	6-16 Mth	Aaa/AAA/AAA	06/09	EDSF-1	5.468%	5.40%	99.993398%
A3	$352.0MM	2.20	16-38 Mth	Aaa/AAA/AAA	06/11	IntS+2	5.496%	5.43%	99.991132%
A4	$118.7+MM	3.40	38-41 Mth	Aaa/AAA/AAA	03/13	IntS+10	5.589%	5.52%	99.984082%

*ALL WAL RUN TO 10% CALL at 1.7% ABS
EXPECTED SETTLE 6/8
EXPECTED PRICING THURSDAY 6/1
FIRST PAYMENT DATE 7/17/2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-811-8049. ANY OTHER LEGENDS AND/OR DISCLAIMERS THAT APPEAR ELSEWHERE ON THIS COMMUNICATION ARE NOT APPLICABLE AND SHOULD BE DISREGARDED. SUCH LEGENDS AND /OR DISCLAIMERS ARE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION.